Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR  TO CLOSE ITS HOUSTON MANUFACTURING FACILITY

NORCROSS, GA. (November 3, 2005) – Immucor, Inc. (Nasdaq/NM: BLUDE), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today it plans to close its Houston, Texas manufacturing facility. This closure, which is subject to certain regulatory approvals, is scheduled to occur in December 2007.

The decision to close the facility was driven by a number of factors including, in particular, the expense of operating two separate FDA licensed manufacturing facilities.

Dr. Gioacchino De Chirico, President said, “This was a difficult decision because we value our Houston employees who have worked very hard over the years. However, it represents another major step in our continuous efforts to reduce costs and increase our gross margins.”

The Company expects that this closure plan will result in an estimated after-tax charge to earnings of approximately $2.0 million to $3.0 million over the next two years. The Company expects to record approximately $1.5 million to $2.0 million of this after tax charge in its fiscal second quarter which ends November 30, 2005. Net cash outlays related to the closure over the next two years are expected to be approximately $1.0 million to $1.5 million. The net cash outlays do not include expected net proceeds from the disposal of the land and building of approximately $1.0 million to $1.4 million.

The Company anticipates a significant reduction in costs because of the consolidation of production in Norcross, Georgia and Halifax, Nova Scotia, with the benefits expected to be partially realized in the 2008 fiscal year and fully realized in fiscal 2009 and subsequent years.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning. .  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay that move; higher than expected closure costs; higher than expected manufacturing consolidation costs; and problems in efficiently producing products after the consolidation.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.